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                                                                   EXHIBIT 99.1


                                [CUMULUS LOGO]


         For Release 7:30 AM Eastern Time, Tuesday, September 28, 2004


             CUMULUS MEDIA INC. ANNOUNCES STOCK REPURCHASE PROGRAM

         Atlanta, Georgia - September 28, 2004 - Cumulus Media Inc. (NASDAQ:
CMLS) today announced that its Board of Directors has authorized the purchase, from time to time, of up to $100 million of its Class A Common Stock. Such purchases may be made in the open market or through block trades, in compliance with Securities and Exchange Commission guidelines and restrictions set forth in Rule 10b-18, subject to market conditions, applicable legal requirements and various other factors, including the requirements of the Company's credit facility.

         Lew Dickey, Chairman, President and Chief Executive Officer, commented, "Our repurchase program demonstrates the continued confidence of the Board of Directors in the future of Cumulus and our continued belief that, based upon our assessment of the future prospects of the Company, our shares are undervalued. The Board feels strongly that repurchasing our shares offers an excellent opportunity to enhance the long-term interests of the Company and our stockholders."

         The Company's existing credit facility limits the Company's ability to repurchase shares having an aggregate value in excess of $15 million. Repurchases in excess of that amount are dependent upon approval from the Company's lenders under its credit facility. Cumulus is commencing the process to obtain the requisite authorization from its lenders, but there can be no assurance as to the timing or terms of such approvals or whether it will be obtained.

         Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media Inc. will own and operate 305 radio stations in 61 mid-size and smaller U.S. media markets. The Company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.

         Statements in this release may constitute "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2003. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

For additional information, contact:  Marty Gausvik, Cumulus Media Inc.
                                      (404) 949-0700.